Exhibit 99

Media Contact	August 8, 2007
Andy Brimmer, 205-410-2777	For Immediate Release

HealthSouth Reports Results for Second Quarter Ended June 30, 2007

Inpatient Volumes Increase

Operating Earnings Improve

Divestiture Program Complete

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS) (the “Company”) today reported its results of operations for the second quarter ended June 30, 2007.

“Our divestiture program is complete, and our deleveraging plan is on track,” said Jay Grinney, President and Chief Executive Officer of HealthSouth. “We are now able to focus only on our inpatient rehabilitation business. We have received over $1 billion in net proceeds from the divestiture of our surgery centers, outpatient, and diagnostic divisions, which we used to reduce debt. I remain encouraged by our inpatient volumes and strong compliant case growth. Discharges were up 1.0% from the same quarter a year ago, and based on industry data published through the Uniform Data System for Medical Rehabilitation, our hospitals continue to increase their market share of compliant cases. This industry data, as reported under the presumptive method, showed a 4.1% compliant case growth by HealthSouth during the first quarter of 2007 compared to an average 2.7% decline for non-HealthSouth rehabilitation sites during the same period.”

Consolidated net operating revenues were $442.8 million for the second quarter of 2007 compared to $443.5 million for the second quarter of 2006. Net operating revenues from our inpatient hospitals were $392.0 million, representing a 3.4% increase from the same quarter of 2006. This increase was primarily attributable to a 1.0% increase in discharges, pricing changes that became effective on October 1, 2006, an increase in our patient case mix index, and continued compliant case growth. Increased revenues associated with our inpatient hospitals were offset by decreased revenues from outpatient visits. Decreased outpatient volumes resulted from the closure of outpatient satellites, changes in patient program mix, shortages in therapy staffing, and continued competition from physicians offering physical therapy services within their own offices.

Operating earnings (see supplemental information attached to this press release for calculation) were $48.3 million for the second quarter of 2007 compared to operating earnings of $18.8 million for the second quarter of 2006. Operating expenses decreased by 7.3% quarter over quarter due primarily to a $31.5 million reduction in the liability associated with our securities litigation settlement based on the value of our common stock and the associated common stock warrants underlying the settlement and a $14.4 million reduction in professional fees associated with income tax consulting fees and legal fees for continued litigation defense and support matters arising from our prior reporting and restatement issues. Operating expenses also include a $14.7 million impairment charge in the second quarter of 2007 related primarily to our corporate campus. General and administrative expenses decreased due primarily to the divestiture of our outpatient division on May 1, 2007 (the divestiture of our surgery centers division occurred on June 29, 2007). General and administrative expenses were $35.0 million in the second quarter of 2007 compared to $44.7 million in the first quarter of 2007. This improvement over the immediate prior quarter, or “sequential” improvement, is expected to continue now that our divestiture program is complete.

Results for continuing operations in the second quarter of 2007 included a pre-tax loss from continuing operations of $9.2 million, or $0.12 per share, compared to a $26.5 million pre-tax loss from continuing operations, or $0.33 per share, in the second quarter of 2006.

Net income available to common shareholders was $461.8 million, or $5.87 per share, for the second quarter of 2007 compared to a net loss available to common shareholders of $51.6 million, or $0.65 per share, for the second quarter of 2006. Our net income in 2007 includes $464.9 million of post-tax gains associated with our divestures.

“Our divestitures are allowing us to reduce our debt and ongoing interest expense so we can build the right platform for growth in the post-acute sector,” said John Workman, Executive Vice President and Chief Financial Officer. “Our reduction in debt to date will generate $80 million to $85 million per year in interest savings. Once we are no longer making payments under our Medicare Program Settlement, SEC Settlement, and other large, non-ordinary course charges, which should occur as of December 31, 2007, our cash flows from operations should provide ongoing deleveraging capabilities. ”

Cash Flow and Balance Sheet

Cash and cash equivalents were $21.0 million as of June 30, 2007. Total debt was $2.4 billion. Our government, class action, and related settlements liability decreased by $69.3 million during the second quarter of 2007 and by $116.6 million since December 31, 2006. Capital expenditures were $9.2 million for the quarter and $15.2 million for the year-to-date period.

During the second quarter of 2007, we used the net proceeds from the divestiture of our surgery centers and outpatient divisions to pay down debt. As a result of these transactions, our total debt outstanding has decreased from $3.4 billion as of December 31, 2006 to $2.4 billion as of June 30, 2007. We also used the net proceeds received from the divestiture of our diagnostic division in July 2007 to further reduce debt. Also, in late 2007 or early 2008, we expect to further deleverage the Company through the receipt of income tax refunds from amended and restated income tax returns from prior years. However, no assurances can be given as to whether or when such income tax refunds will be received.

Other Information

As discussed in more detail in the Form 10-Q filed today with the United States Securities and Exchange Commission (the “SEC”), historically, we have reported five segments: inpatient, surgery centers, outpatient, diagnostic, and corporate and other. Based on our strategic focus in the inpatient rehabilitation industry and the reclassification of our surgery centers, outpatient, and diagnostic divisions to discontinued operations, we modified our segment reporting from five reportable segments to one reportable segment in the first quarter of 2007. Amounts historically reported as part of our corporate and other segment, which primarily represented the corporate overhead costs associated with our operating divisions, are no longer considered a reportable segment due to our strategic repositioning as a pure-play post-acute care provider and the change in the manner in which we now manage the Company. Rather, these corporate overhead costs are now presented on the line entitled General and administrative expenses in our condensed consolidated statements of operations and comprehensive income (loss). Therefore, the condensed consolidated results of operations of the Company presented herein represent the continuing operations of our inpatient division, including corporate overhead. Our condensed consolidated results of operations include overhead costs associated with managing and providing shared services to our surgery centers, outpatient, and diagnostic divisions, even though these divisions qualify as discontinued operations.

HealthSouth’s Form 10-Q for the quarterly period ended June 30, 2007 can be found on the SEC’s website at www.sec.gov. The information in this press release is summarized and should be read in conjunction with the Form 10-Q filed today.

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(In Millions, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net operating revenues	$ 442.8	$ 443.5	$ 890.9	$ 883.9
Operating expenses:
Salaries and benefits	217.2	205.9	434.7	412.2
Other operating expenses	60.7	61.5	131.2	129.7
General and administrative expenses	35.0	36.1	79.7	71.1
Supplies	25.8	25.4	52.1	51.0
Depreciation and amortization	20.0	22.5	38.1	42.7
Impairment of long-lived assets	14.7	-	14.7	-
Occupancy costs	13.3	12.1	26.6	24.3
Provision for doubtful accounts	10.8	7.9	21.3	15.2
Loss on disposal of assets	1.7	3.3	1.7	4.2
Government, class action, and related settlements expense	(23.4)	17.2	(35.6)	21.5
Professional fees—accounting, tax, and legal	13.3	27.7	35.1	76.3
Total operating expenses	389.1	419.6	799.6	848.2
Loss on early extinguishment of debt	17.7	4.6	17.7	365.6
Interest expense and amortization of debt discounts and fees	59.2	60.5	117.7	119.0
Other income	(0.4)	(1.2)	(5.2)	(3.9)
Gain on interest rate swap	(19.0)	(18.6)	(14.7)	(14.8)
Equity in net income of nonconsolidated affiliates	(2.4)	(2.5)	(5.1)	(4.4)
Minority interests in earnings of consolidated affiliates	7.8	7.6	16.1	16.3
Loss from continuing operations before income tax expense	(9.2)	(26.5)	(35.2)	(442.1)
Provision for income tax (benefit) expense	(10.3)	5.2	(7.1)	18.9
Income (loss) from continuing operations	1.1	(31.7)	(28.1)	(461.0)
Income (loss) from discontinued operations, net of income tax expense	467.2	(10.7)	439.7	(16.6)
Net income (loss)	468.3	(42.4)	411.6	(477.6)
Convertible perpetual preferred dividends	(6.5)	(9.2)	(13.0)	(9.2)
Net income (loss) available to common shareholders	$ 461.8	$ (51.6)	$ 398.6	$ (486.8)
Comprehensive income (loss):
Net income (loss)	$ 468.3	$ (42.4)	$ 411.6	$ (477.6)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	-	0.3	0.1	(0.1)
Unrealized gain (loss) on available-for-sale securities	0.3	(0.3)	(3.2)	(0.2)
Other comprehensive income (loss)	0.3	-	(3.1)	(0.3)
Comprehensive income (loss)	$ 468.6	$ (42.4)	$ 408.5	$ (477.9)
Weighted average common shares outstanding:
Basic	78.7	79.6	78.8	79.5
Diluted	92.1	92.9	92.1	87.9
Basic and diluted earnings (loss) per common share:
Loss from continuing operations available to common shareholders	$ (0.07)	$ (0.51)	$ (0.52)	$ (5.91)
Income (loss) from discontinued operations, net of tax	5.94	(0.14)	5.58	(0.21)

Net income (loss) per share available to common shareholders	$ 5.87	$ (0.65)	$ 5.06	$ (6.12)

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	June 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$ 21.0	$ 27.2
Current portion of restricted cash	50.9	60.3
Current portion of restricted marketable securities	16.8	37.5
Accounts receivable, net of allowance for doubtful accounts of $38.8 in 2007; $36.6 in 2006	215.4	217.3
Insurance recoveries receivable	230.0	230.0
Other current assets	69.1	78.1
Current assets held for sale	79.7	229.9
Total current assets	682.9	880.3
Property and equipment, net	766.0	811.2
Goodwill	406.0	406.1
Intangible assets, net	28.4	30.4
Investment in and advances to nonconsolidated affiliates	40.1	37.7
Assets held for sale	172.9	833.7
Income tax refund receivable	208.9	218.8
Other long-term assets	97.2	142.6
Total assets	$ 2,402.4	$ 3,360.8

Liabilities and Shareholders’ Deficit
Current liabilities:
Current portion of long-term debt	$ 40.7	$ 33.6
Accounts payable	58.7	67.5
Accrued expenses and other current liabilities	307.5	360.1
Refunds due patients and other third-party payors	12.9	12.7
Government, class action, and related settlements	454.0	570.6
Current liabilities held for sale	271.8	217.0
Total current liabilities	1,145.6	1,261.5
Long-term debt, net of current portion	2,360.0	3,343.1
Liabilities held for sale	13.4	40.6
Other long-term liabilities	175.0	241.7
	3,694.0	4,886.9
Commitments and contingencies
Minority interest in equity of consolidated affiliates	109.8	271.1
Convertible perpetual preferred stock	387.4	387.4
Shareholders’ deficit:
Total shareholders’ deficit	(1,788.8)	(2,184.6)
Total liabilities and shareholders’ deficit	$ 2,402.4	$ 3,360.8

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	Six Months Ended June 30,
	2007	2006
Net cash used in operating activities	$ (111.0)	$ (58.2)
Net cash provided by investing activities	1,143.2	33.5
Net cash used in financing activities	(1,047.9)	(94.4)
Effect of exchange rate on cash and cash equivalents	0.1	0.1
Decrease in cash and cash equivalents	(15.6)	(119.0)
Cash and cash equivalents at beginning of period	27.2	166.4
Cash and cash equivalents of divisions and facilities held for sale at beginning of period	14.1	11.2
Less: Cash and cash equivalents of divisions and facilities held for sale at end of period	(4.7)	(0.4)
Cash and cash equivalents at end of period	$ 21.0	$ 58.2

HealthSouth Corporation and Subsidiaries

Supplemental Non-GAAP Disclosures

Adjusted Consolidated EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(In Millions)
Net income (loss)	$ 468.3	$ (42.4)	$ 411.6	$ (477.6)
(Income) loss from discontinued operations	(467.2)	10.7	(439.7)	16.6
Provision for income tax (benefit) expense	(10.3)	5.2	(7.1)	18.9
Depreciation and amortization	20.0	22.5	38.1	42.7
Impairment charges	14.7	-	14.7	-
Interest expense and amortization of debt discounts and fees	59.2	60.5	117.7	119.0
Other debt related items	(1.3)	(14.0)	3.0	350.8
Other adjustments under Credit Agreement (a):
Professional fees	13.3	27.7	35.1	76.3
Government, class action, and related settlements	(23.4)	17.2	(35.6)	21.5
All other (b)	4.3	8.2	8.3	15.7
Adjusted Consolidated EBITDA (1)*	$ 77.6	$ 95.6	$ 146.1	$ 183.9

(1)

Adjusted Consolidated EBITDA is a non-GAAP financial measure. We believe Adjusted Consolidated EBITDA is an important measure that supplements discussion and analysis of our results of operations. We believe it is useful to investors as it is used in our covenant calculations under our Credit Agreement.

Adjusted Consolidated EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to net income (loss) as an operating performance measure or to cash flows from operating, investing, or financing activities as a measure of liquidity. Because Adjusted Consolidated EBITDA is not a measure determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, Adjusted Consolidated EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

After consummation of the divestitures of our surgery centers, outpatient, and diagnostic divisions, and in accordance with our Credit Agreement, Adjusted Consolidated EBITDA is calculated to give effect to each divestiture, including adjustments for the allocation of corporate overhead to each divested division. When reporting Adjusted Consolidated EBITDA to our lenders for the three and six months ended June 30, 2007, we included corporate overhead costs of approximately $13.2 million and $28.8 million, respectively, associated with our surgery centers and outpatient divisions. These adjustments are not included in the above table.

(a)	Our Credit Agreement allows certain items to be added to arrive at Adjusted Consolidated EBITDA that are viewed as not being ongoing costs once the Company has completed its restructuring.
(b)	All other.
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(In Millions)
Non-cash losses on asset disposals	$ 1.7	$ 4.1	$ 1.7	$ 4.2
Compensation expense under FASB Statement No. 123(R)	2.6	3.7	6.3	8.1
Other	-	0.4	0.3	3.4
All Other	$ 4.3	$ 8.2	$ 8.3	$ 15.7

*

Adjusted Consolidated EBITDA includes general and administrative expenses for all divisions. General and administrative expenses approximated 7.9% and 8.9% of consolidated net operating revenues for the three and six months ended June 30, 2007, respectively. However, if you include the revenues of the divisions reported in discontinued operations, these percentages decrease to 5.1% and 5.5%, respectively.

HealthSouth Corporation and Subsidiaries

Supplemental Non-GAAP Disclosures

Operating Earnings

We define operating earnings as income before (1) loss on early extinguishment of debt, (2) interest expense and amortization of debt discounts and fees, (3) other income, (4) gain on interest rate swap, and (5) income tax expense. We use operating earnings as an analytical indicator to assess our performance. Our operating earnings for the three and six months ended June 30, 2007 and 2006 were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(In Millions)
Net operating revenues	$ 442.8	$ 443.5	$ 890.9	$ 883.9
Total operating expenses	389.1	419.6	799.6	848.2
Equity in net income of nonconsolidated affiliates	(2.4)	(2.5)	(5.1)	(4.4)
Minority interests in earnings of consolidated affiliates	7.8	7.6	16.1	16.3
Operating earnings	$ 48.3	$ 18.8	$ 80.3	$ 23.8

Operating earnings is not a defined measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to net income (loss) as an operating performance measure. Because operating earnings is not a measure determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, operating earnings, as presented, may not be comparable to other similarly titled measures presented by other companies.

HealthSouth Corporation and Subsidiaries

Supplemental Information

	June 30, 2007	December 31, 2006	June 30, 2006
# of inpatient rehabilitation hospitals	93	92	94
# of long-term acute care hospitals	8	10	10
# of outpatient satellites	80	81	98

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(In Millions)
Net patient revenue—inpatient	$ 392.0	$ 379.0	$ 788.2	$ 763.7
Net patient revenue—outpatient and other revenues	50.8	64.5	102.7	120.2
Net operating revenues	$ 442.8	$ 443.5	$ 890.9	$ 883.9

	(Actual Amounts)
Discharges*	25,870	25,613	51,849	51,615
Outpatient visits	348,472	373,599	693,219	755,248
Average length of stay	15.0 days	15.5 days	15.2 days	15.4 days
Occupancy %	63.8%	65.0%	65.0%	65.9%
# of licensed beds	6,685	6,594	6,685	6,594
Full-time equivalents**	15,776	15,854	15,748	16,411

*	Represents discharges from our 90 consolidated facilities.
**

Excludes 803 and 858 full-time equivalents for the three months ended June 30, 2007 and 2006, respectively, and 832 and 838 full-time equivalents for the six months ended June 30, 2007 and 2006, respectively, who are considered part of corporate overhead with their salaries and benefits included in general and administrative expenses in our condensed consolidated statements of operations and comprehensive income (loss). Full-time equivalents included in the above table represent those who participate in or support the operations of our facilities.

Our required compliance rates under the 75% Rule are as follows:

		Minimum Compliance Threshold
Cost Reporting Year End	# of Consolidated Hospitals*	50%	60%	65%	75%
June 30	9	July 1, 2004 – June 30, 2005	July 1, 2005 – June 30, 2007	July 1, 2007 – June 30, 2008	July 1, 2008 – forward

December 31	65	January 1, 2005 – December 31, 2005	January 1, 2006 – December 31, 2007	January 1, 2008 – December 31, 2008	January 1, 2009 – forward

May 31	16	June 1, 2005 – May 31, 2006	June 1, 2006 – May 31, 2008	June 1, 2008 – May 31, 2009	June 1, 2009 – forward

*	As of June 30, 2007, we operated 93 inpatient rehabilitation hospitals, including three hospitals which we account for under the equity method of accounting.

HealthSouth Corporation and Subsidiaries

Supplemental Information

During the three and six months ended June 30, 2007 and 2006, we derived consolidated net operating revenues from the following payor sources:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Medicare	68.2%	68.3%	68.8%	69.2%
Medicaid	2.0%	2.2%	1.8%	2.2%
Workers’ compensation	2.5%	2.6%	2.3%	2.6%
Managed care and other discount plans	18.2%	18.7%	18.1%	17.8%
Other third-party payors	6.3%	5.2%	6.0%	5.2%
Patients	0.4%	0.1%	0.4%	0.1%
Other income	2.4%	2.9%	2.6%	2.9%
Total	100.0%	100.0%	100.0%	100.0%

Our operating results of discontinued operations were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(In Millions)
Net operating revenues	$ 243.2	$ 347.1	$ 553.0	$ 709.9
Costs and expenses	230.1	349.1	527.5	716.5
Impairments	-	6.1	35.9	6.7
Income (loss) from discontinued operations	13.1	(8.1)	(10.4)	(13.3)
Gain on disposal of assets of discontinued operations	1.5	1.2	1.5	4.7
Gain on divestiture of divisions	403.2	-	403.2	-
Income tax benefit (expense)	49.4	(3.8)	45.4	(8.0)
Income (loss) from discontinued operations, net of tax	$ 467.2	$ (10.7)	$ 439.7	$ (16.6)

The company will host an investor conference call at 8:30 a.m. Eastern Time on Thursday, August 9, 2007, to discuss its results for the second quarter of 2007.

The conference call may be accessed by dialing 866-491-4244 and giving the pass code 9036079. International callers should dial 973-582-2815 and give the same pass code. Please call approximately 10 minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at www.healthsouth.com by clicking on an available link.

A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from August 9 until August 23, 2007. To access the replay, please dial 877-519-4471. International callers should dial 973-341-3080. The webcast will also be archived for replay purposes for two weeks after the live broadcast on www.healthsouth.com.

About HealthSouth

HealthSouth is the nation’s largest provider of inpatient rehabilitation services. Operating in 27 states across the country and in Puerto Rico, HealthSouth serves more than 250,000 patients annually through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellites, and home health agencies. HealthSouth strives to be the health care company of choice for its patients, employees, physicians and shareholders and can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against us or any adverse outcome relating to the settlement of the federal securities class action previously disclosed by us; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully manage the post-closing financial risks and challenges related to its divestiture transactions; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees, and customers; HealthSouth’s ability to successfully remediate its internal control weakness; changes, delays in, or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2006 and related Current Report on Form 8-K filed on March 30, 2007.